                                                                     EXHIBIT 4.4

                             INTERCREDITOR AGREEMENT

                                   dated as of

                                November 7, 2003

                                  by and among

          U.S. Bank National Association, as the Senior Notes Trustee,

                              Dry Creek Casino, LLC

                       River Rock Entertainment Authority

                                       and

                  The Dry Creek Rancheria Band of Pomo Indians
                  (solely with respect to its obligations under
                                   Section 9)




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                                TABLE OF CONTENTS

                                                                            Page

1.       DEFINITIONS...........................................................4
1.1      DEFINED TERMS.........................................................4
1.2      INDEX OF ADDITIONAL DEFINED TERMS.....................................6
1.3      INTERPRETATION........................................................6
2.       THE CREDIT DOCUMENTS..................................................7
2.1      LENDERS' CONFIRMATIONS................................................7
2.2      LOSS PROCEEDS.........................................................7
3.       SUBORDINATION PROVISIONS..............................................7
3.1      SUBORDINATION OF NOTE CLAIMS..........................................7
3.2      SUBORDINATION OF LIEN PRIORITY........................................9
4.       CONDITIONS............................................................9
4.1      CONDITIONS TO SUBORDINATION..........................................10
4.2      CONDITION TO PAYMENT OF INTEREST UNDER SUBORDINATED NOTE.............10
4.3      CONDITION TO REPAYMENT OF SUBORDINATED NOTE..........................10
4.4      CREDIT ENHANCEMENT FEES..............................................11
4.5      EXCEPTION TO SUBORDINATION...........................................11
4.6      INDEPENDENT CONSTRUCTION CONSULTANT..................................12
5.       OWNERSHIP AND ASSIGNMENT OF SUBORDINATED NOTE........................12
6.       LEGENDS..............................................................12
7.       OBLIGATIONS OF AUTHORITY AND TRIBE ABSOLUTE..........................12
8.       TERMINATION OF AGREEMENT.............................................13
9.       GOVERNING LAW; JURISDICTION, GOVERNING LAW PROVISIONS................13
9.1      GOVERNING LAW PROVISIONS.............................................13
9.2      WAIVER OF SOVEREIGN IMMUNITY.........................................14
9.3      WAIVER OF TRIBAL COURT...............................................14
9.4      JURISDICTION.........................................................14
9.5      ARBITRATION..........................................................14
9.6      SERVICE OF PROCESS...................................................16
9.7      NON-IMPAIRMENT.......................................................16
9.8      IGRA SAVINGS PROVISIONS..............................................16
10.      MISCELLANEOUS........................................................16
10.1     CONDITION WAIVER.....................................................16
10.2     INVALIDITY...........................................................16
10.3     ASSIGNMENT...........................................................16
10.4     TIME.................................................................16
10.5     CHOICE OF LAW........................................................16
10.6     ENTIRE AGREEMENT; AMENDMENTS.........................................17
10.7     NOTICES..............................................................17
10.8     COUNTERPARTS.........................................................17
10.9     RIGHT TO CONSULT COUNSEL.............................................18

                             INTERCREDITOR AGREEMENT


         THIS INTERCREDITOR AGREEMENT (this "Agreement") is dated as of November 7, 2003, by and among U.S. Bank National Association, a national banking association, as trustee under the Senior Notes Indenture (as defined below) (together with its successors and assigns from time to time under the Senior Notes Indenture, the "Senior Notes Trustee"), Dry Creek Casino, LLC, a Texas limited liability company ("Dry Creek"), River Rock Entertainment Authority (the "Authority"), an unincorporated instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the "Tribe"), and the Tribe (solely with respect to its obligations under Sections 7 and 9).

                                    RECITALS


         A. Senior Notes. Concurrently herewith, the Authority is issuing $200,000,000 aggregate principal amount of its 9.75% Senior Notes due 2011 (together with all notes issued in exchange or replacement therefor, the "Initial Senior Notes") pursuant to the Senior Notes Indenture. In addition, the Authority may issue additional senior notes (other than the Initial Senior Notes) pursuant to the Indenture in accordance with the provisions thereof (collectively with the Initial Senior Notes, the "Senior Notes").

         B. Subordinated Note. Dry Creek, as lender, and the Tribe, as borrower, have entered into that certain Development and Loan Agreement dated as of August 26, 2001 (as amended by that certain Amendment to the Development and Loan Agreement dated as of April 29, 2002, that certain Second Amendment to Development and Loan Agreement between the Dry Creek Rancheria Band of Pomo Indians and Dry Creek Casino, LLC dated as of February 19, 2003, that certain Third Amendment to Development and Loan Agreement between the Dry Creek Rancheria Band of Pomo Indians and Dry Creek Casino, LLC dated as of May 29, 2003, that certain Fourth Amendment to Development and Loan Agreement between The Dry Creek Rancheria Band of Pomo Indians and Dry Creek Casino, LLC dated as of October 9, 2003, that certain Fifth Amendment to Development and Loan Agreement between The Dry Creek Rancheria Band of Pomo Indians and Dry Creek Casino, LLC dated October 9, 2003, and that certain Sixth Amendment to Development and Loan Agreement between The Dry Creek Rancheria Band of Pomo Indians and Dry Creek Casino, LLC dated November 7, 2003, the "Loan Agreement"), pursuant to which Dry Creek and the Tribe further entered into that certain Security Agreement (as amended by that certain Amendment No. 1 to Security Agreement dated April 29, 2002, that certain Second Amendment to Security Agreement dated February 14, 2003, and that certain Third Amendment to Security Agreement dated May 29, 2003, the "Dry Creek Security Agreement") with respect to the credit enhancement fee contained in the Loan Agreement (the "Credit Advancement Fee") and certain Development Advances (as defined in the Loan Agreement) and a promissory note (the "Subordinated Note") issued in favor of Dry Creek in accordance therewith. The Dry Creek Security Agreement secured the prompt and complete payment, observance and performance when due of all of the obligations with respect to the Credit Enhancement Fee, the Development Advances, the Subordinated Note and the Dry Creek Security Agreement.

         C. Proceeds of the Senior Notes. The Authority will use the net proceeds from the sale of the Initial Senior Notes for (among other things) the design, development and construction of three parking structures and certain infrastructure improvements (the "Project") to support an existing gaming facility (the "Facility") located upon the Tribe's rancheria near Geyserville, California, and for the repayment of certain preexisting indebtedness of the Tribe, including without limitation the Development Advances and a portion of principal and accrued but unpaid interest under the Subordinated Note.

         D. Collateral Arrangements. The Senior Notes are secured by all of the Collateral (as defined below), as set forth in the Senior Notes Indenture, pursuant to the Collateral Documents (as defined below). The Subordinated Note Claims are secured by a portion of the Collateral pursuant to the Dry Creek Security Agreement.

         E. Subordination. The Senior Notes Trustee, on behalf of the Senior Note Holders (as defined below), is willing to fund the proceeds under the Senior Notes only if Dry Creek shall enter into this Agreement and subordinate, to the extent and in the manner hereinafter set forth, all claims and rights in respect of the Subordinated Note, Credit Enhancement Fee and the Subordinated Note Claims (as defined below) to all Senior Note Obligations (as defined below) to the extent set forth in this Agreement.

         F. Purpose. The parties have entered into this Agreement in order to
(a) provide for the subordination of the obligations and liabilities in respect of the Subordinated Note Claims to the obligations and liabilities in respect of the Senior Notes in favor of the Senior Notes Trustee (for the benefit of the Senior Note Holders) and (b) set forth certain conditions upon which payments shall be made on the Subordinated Note.

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions.

                  1.1 Defined Terms. The terms defined in this Section 1 shall have the meanings herein specified:

                  "Affiliate" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Bankruptcy Law" has the meaning ascribed thereto in the Cash Collateral and Disbursement Agreement.

                  "Business Day" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Cash Collateral and Disbursement Agreement" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Cash Equivalents" has the meaning ascribed thereto in the Senior Notes Indenture.


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

                  "Claim" means any claim, demand, action or cause of action arising under this Agreement or under the Collateral Documents, as any of the foregoing may be amended or modified from time to time, or in any way connected with or related or incidental to any of the foregoing, whether now existing or hereafter arising and whether sounding in tort, contract or otherwise.

                  "Collateral" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Collateral Documents" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Credit Enhancement Fee" has the meaning ascribed thereto in the Loan Agreement.

                  "Default" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Event of Default" means the occurrence and continuance of an Event of Default under the Senior Notes Indenture.

                  "Gaming Assets" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Governmental Action" means any resolution, ordinance, statute, regulation, order or decision regardless of how constituted having the force of law or legal authorization of the Tribe, the Authority or any instrumentality or agency of the Tribe.

                  "Liquidity Requirement" has the meaning ascribed thereto in the Cash Collateral and Disbursement Agreement.

                  "Operating Account" has the meaning ascribed thereto in the Cash Collateral and Disbursement Agreement.

                  "Person" has the meaning ascribed thereto in the Senior Notes Indenture.

                  "Proceeding" means any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Authority, its property or its creditors as such, (b) proceeding for any liquidation, dissolution or other winding-up of the Authority, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) assignment for the benefit of creditors of the Authority or (d) other marshalling of the assets of the Authority.

                  "Senior Note Holders" means the holders from time to time of the Senior Notes.

                  "Senior Note Obligations" means any principal, interest, premium (if any), penalties, fees, indemnification, reimbursements, damages (including liquidated damages, if any) and other liabilities payable with respect to the Senior Notes pursuant to the Senior Notes or the Senior Notes Indenture and any other obligations of the Authority pursuant to the Senior Notes Indenture or the Collateral Documents.

                  "Senior Notes Indenture" means the Indenture dated as of the date hereof, among the Authority, the Tribe and the Senior Notes Trustee, for the benefit of the Senior Note Holders.

                  "Subordinated Note Claims" means (a) all Subordinated Note Obligations, (b) the Credit Enhancement Fee (as defined in the Loan Agreement) and (c) all other indebtedness, obligations and liabilities of the Authority to the Subordinated Note Holder, whether now existing or hereafter incurred or created, under or with respect to the Subordinated Note or the documents and agreements relating thereto.

                  "Subordinated Note Event of Default" means an "Event of Default", as such term is defined in the Dry Creek Security Agreement, or the failure of the Subordinated Note Holder for 30 days after notice thereof to perform or comply with any of its obligations under this Agreement.

                  "Subordinated Note Holder" means Dry Creek or each of the holders from time to time of the Subordinated Note.

                  "Subordinated Note Obligations" means any principal, fixed interest, contingent interest, premium (if any), penalties, fees, indemnification, reimbursements, damages and other liabilities payable with respect to the Subordinated Note pursuant to the Subordinated Note.

                  1.2 Index of Additional Defined Terms. In addition, the terms listed in the left column below shall have the respective meanings ascribed to such terms in the Section of this Agreement listed opposite such terms in the right column below:

                  Defined Term                                          Section
                  ------------                                          -------
                  AAA                                                       9.5
                  Agreement                                        Introduction
                  Applicable Courts                                         9.4
                  Authority                                        Introduction
                  Facility                                        C of Recitals
                  Initial Senior Notes                            A of Recitals
                  Permitted Claims                                          9.2
                  Senior Note Holders                             A of Recitals
                  Senior Notes                                    A of Recitals
                  Senior Notes Trustee                             Introduction
                  Subordinated Note                               B of Recitals
                  Tribe                                            Introduction

                  1.3 Interpretation. Unless otherwise required by the context in which any term appears, the singular shall include the plural and the masculine shall include the feminine and neuter. All references to "Sections" or "Exhibits" shall be to Sections of or Exhibits to this Agreement, and references to paragraphs shall be to separate paragraphs of the section or subsection in which the reference occurs. The titles of the Sections herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

         2.       The Credit Documents

                  2.1 Lenders' Confirmations. The Subordinated Note Holder has reviewed the Senior Notes Indenture, the Senior Notes and the Collateral Documents and hereby approves of and consents to the Senior Notes Indenture, the Senior Notes and the Collateral Documents and the related documents executed in connection therewith. The Senior Notes Trustee has reviewed the Loan Agreement, the Subordinated Note and the Dry Creek Security Agreement and hereby approves of and consents to the Subordinated Note, the Credit Enhancement Fee and the related documents executed in connection therewith.

                  2.2 Loss Proceeds. If and to the extent that the Senior Notes Trustee releases or consents to the release of insurance or condemnation proceeds pursuant to the Senior Notes Indenture for the purpose of restoring the Facility and/or the Project, the Subordinated Note Holder shall also release or authorize the release of such proceeds for such purpose, to the extent, if any, that the Subordinated Note Holder's consent to such release is necessary under the Subordinated Note, the Loan Agreement or the Dry Creek Security Agreement.

         3.       Subordination Provisions.

                  3.1 Subordination of Subordinated Note Claims.

                           3.1.1 Subordination of Claims. The Subordinated Note
Holder agrees that any and all Subordinated Note Claims shall be subordinate and subject in right of payment to all Senior Note Obligations to the extent and in the manner provided in these subordination provisions, and each holder of the Subordinated Note Claims (or of any instrument evidencing the same) by acceptance thereof agrees to be bound by these subordination provisions, until all of the Senior Note Obligations have been paid in full in immediately available funds; provided, however, that the Authority may make payments to, on behalf of or for the benefit of the Subordinated Note Holder in respect of payments due under the Subordinated Note Claims only under the circumstances and in the amounts set forth in Section 4 below. If the Authority fails to pay principal of or interest on the Subordinated Note on the respective due date as a result of its failure to satisfy the conditions in Sections 4.2 and 4.3, the failure is still an Event of Default under the Subordinated Note (subject to the expiration of any applicable grace period, in accordance with the terms of the Subordinated Note) but exercise of their remedies by the holders of the Subordinated Note Claims on account of such Event of Default shall be suspended as herein provided. If the Authority fails to pay an installment of the Credit Enhancement Fee on its respective due date as a result of a failure to satisfy the conditions set forth in Section 4.4, such failure is still an Event of Default under the Loan Agreement (subject to the expiration of any applicable grace period, in accordance with the terms of the Loan Agreement) but exercise of their remedies by the holders of the Subordinated Note Claims on account of such Event of Default shall be suspended as herein provided.

                           3.1.2 Distribution of Assets. If all or any part of
the assets of the Authority, or the proceeds thereof, are subject to any distribution, division or application to the creditors of the Authority, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of the Authority is dissolved or if (except as expressly permitted by the Senior Notes Indenture) all or substantially all of the assets of the Authority are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any repayment obligations of the Authority or the Tribe to the Subordinated Note Holder (including but not limited to obligations evidenced by the Subordinated
Note) shall be paid or delivered directly to the Senior Notes Trustee for application to the Senior Notes, due or to become due, until all of the Senior Note Obligations shall have been paid in full in immediately available funds except as otherwise provided in Section 4 below, and thereafter any such amounts shall be paid for application to the Subordinated Note Claims, due or to become due, if any, until all of the Subordinated Note Claims have been paid in full in immediately available funds. Following the payment in full of the Senior Note Obligations, the following shall apply:

                                    (a) any amounts paid to the Senior Notes
Trustee pursuant to the foregoing paragraph in excess of the amounts required to pay the Senior Note Obligations in full shall be transferred to the holders of the Subordinated Note Claims for application to the Subordinated Note Claims due or to become due, if any; and

                                    (b) any amounts in excess of the amounts
required to pay the Subordinated Note Claims in full, if any, shall be returned to the Authority.

                           3.1.3 Appointment of Attorneys-in-Fact; Proofs of
Claim. Until all of the Senior Note Obligations shall have been paid in full in immediately available funds, the Subordinated Note Holder irrevocably authorizes, empowers and appoints the Senior Notes Trustee as such Subordinated Note Holder's attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Subordinated Note Holder such proofs of claim and take such other action, in the Senior Notes Trustee's own name or in the name of such Subordinated Note Holder or otherwise, as the Senior Notes Trustee may deem necessary or advisable for the enforcement of this Agreement. Until all of the Senior Note Obligations shall have been paid in full in immediately available funds, the Subordinated Note Holder also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Subordinated Note Claims requested by the Senior Notes Trustee. Until all of the Senior Note Obligations shall have been paid in full in immediately available funds, the Senior Notes Trustee may vote such proofs of claim in any such proceeding (and such Subordinated Note Holder shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on the Subordinated Note Claims in whatever form the same may be paid or issued and apply the same on account of the Senior Notes.

                           3.1.4 Receipt of Payments. Until all of the Senior
Note Obligations have been paid in full in immediately available funds, if any payment, distribution, security or other investment property or instrument or any proceeds thereof is received by the holders of the Subordinated Note Claims upon or with respect to the Subordinated Note Claims in violation of the Senior Notes Indenture or this Agreement, the Subordinated Note Holder shall receive and hold the same in trust, as trustee, for the benefit of the Senior Notes Trustee and the Senior Note Holders, and shall forthwith deliver the same to the Senior Notes Trustee, for the benefit of the Senior Note Holders, in precisely the form received (except for the endorsement or assignment of such holders of the Subordinated Note Claims where necessary or advisable in the Senior Notes Trustee's judgment), for application to any of the Senior Notes, due or to become due, and, until so delivered, the same shall be segregated from the other assets of such holders of the Subordinated Note Claims and held in trust by such holders of the Subordinated Note Claims as the property of the Senior Notes Trustee, for application to the Senior Notes due or to become due. If the holders of the Subordinated Note Claims fail to make any such endorsement or assignment to the Senior Notes Trustee, the Senior Notes Trustee or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Following the payment in full of the Senior Note Obligations, the following shall apply:

                                    (a) any amounts to be delivered to the
Senior Notes Trustee pursuant to the foregoing paragraph in excess of the amounts required to pay the Senior Note Obligations in full shall instead be delivered to the holders of the Subordinated Note Claims for application to the Subordinated Note Claims due or to become due, if any; and

                                    (b) any such amounts in excess of the
amounts required to pay the Subordinated Note Claims in full, if any, shall be returned to the Authority.

                           3.1.5 No Assignment or Modification. The Subordinated
Note Holder and the Authority agree that until all of the Senior Note Obligations have been paid in full in immediately available funds, neither the Subordinated Note Holder nor the Authority will (a) assign or transfer, or agree to assign or transfer (except as otherwise provided in Section 5, if applicable) to any Person (other than in favor of the Senior Notes Trustee for the benefit of the Senior Note Holders) any claim such party has or may have against the Senior Notes Trustee or Senior Note Holders or (b) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Agreement except as permitted by Article 9 of the Senior Notes Indenture.

                  3.2 Subordination of Lien Priority. The Subordinated Note Holder acknowledges that (i) prior to the payment in full of the Senior Note Obligations, any lien, charge, and interest that such Subordinated Note Holder may acquire in the Collateral, and any ownership of the Collateral to which such Subordinated Note Holder may succeed by exercise of rights and remedies under the Subordinated Note and/or the Dry Creek Security Agreement, is subject and subordinate to the rights of the Senior Notes Trustee and the Senior Note Holder in the Collateral and (ii) such Subordinated Note Holder shall have no right to possession of any such assets or to foreclose upon, or exercise any other remedy in respect of, any such assets, whether by judicial action or otherwise, unless and until all of the Senior Note Obligations shall have been paid in full in immediately available funds. If the Senior Notes Trustee or a purchaser at a foreclosure sale held by the Senior Notes Trustee acquires title to the Collateral, then such title shall be free and clear of, and absolutely not subject to, any claim, right, title or interest of the Subordinated Note Holder.

         4. Conditions.

                  4.1 Condition to Subordination. The obligations of the Subordinated Note Holder under this Agreement shall not become effective unless the Subordinated Note Obligations shall as of the date of this Agreement have been reduced to $10,000,000 or to any lesser amount, the Development Advances shall have been paid in full and all accrued Credit Enhancement Fees shall have been paid in full. The parties hereto contemplate that proceeds from the issuance of the Senior Notes shall be used by the Authority to pay down such Subordinated Note Claims in order to satisfy the foregoing condition. To the extent any proceeds from the issuance of the Senior Notes are used to pay down the Development Advances and the balance of the Subordinated Note Obligations (whether under this Section 4.1, under Section 4.3 below or otherwise), the Senior Notes Trustee shall be subrogated to all of the rights of the Subordinated Note Holder under the Loan Agreement, the Subordinated Note, the Dry Creek Security Agreement and any other document or instrument relating thereto, including without limitation the perfection and continuing first priority of all security interests created under the Dry Creek Security Agreement.

                  4.2 Condition to Payment of Interest under Subordinated Note. The Senior Notes Trustee and the Subordinated Note Holder agree that so long as no Default or Event of Default has occurred and is continuing, the Authority shall pay current installments of interest under the Subordinated Note to the Subordinated Note Holder out of the Operating Account.

                  4.3 Condition to Repayment of Subordinated Note. All payments with respect to the Subordinated Note Claims shall be subject to the terms and conditions of this Agreement and to the terms and conditions of Section 4.2.4 of the Cash Collateral and Disbursement Agreement, which provides in pertinent part as follows:

                           4.2.4 Disbursements from Construction Escrow Account.
In the event all of the funds in the Construction Disbursement Account have been disbursed in accordance with the provisions of Sections 4.2.1 and 4.2.2 above, but subject to the provisions of Section 4.2.3 above, the Authority shall have the right from time to time during the Construction Period to submit to the USB Disbursement Agent a request for the disbursement of funds from the Construction Escrow Account to fund Construction Expenses that exceed the amounts set forth in the Authority Budget for such Construction Expenses ("Construction Cost Overruns"), together with the exhibits attached thereto. Such request shall be supported by a certificate from the Independent Construction Consultant stating the amount of the Construction Cost Overruns and confirming that the amount requested has been incurred for legitimate Construction Expenses and that following disbursement pursuant to such request the Available Construction Funds will exceed the Remaining Costs. In addition to the foregoing:

                                    (a) If no Default or Event of Default has
occurred and is then continuing or if the Authority shall neither have requested nor received funds for Construction Cost Overruns from the Construction Escrow Account on or before the 45th day (or such later date upon which all pending Defaults or Events of Default have been cured) following Substantial Completion of the first parking structure comprising a portion of the Project, the Authority shall, pursuant to an Officer's Certificate, instruct the USB Disbursement Agent to disburse an amount equal to $5,000,000 to the holder of the Subordinated Note for application against the then-outstanding principal balance thereof in accordance with the terms of the Intercreditor Agreement; and

                                    (b) If no Default or Event of Default has
occurred and is then continuing and if any funds remain in the Construction Escrow Account on the 75th day (or such later date upon which all pending Defaults or Events of Default have been cured) following Substantial Completion of the Project, the Authority shall, pursuant to an Officer's Certificate, instruct the USB Disbursement Agent to disburse an amount equal to the lesser of $10,000,000 or the balance of the funds remaining in the Construction Escrow Account to the holder of the Subordinated Note for application against the then-outstanding principal balance thereof in accordance with the terms of the Intercreditor Agreement, in either case reduced by any disbursement made pursuant to the preceding paragraph (a);

provided, however, that in no event shall the holder of the Subordinated Note be entitled to receive any amount in excess of the balance of the Subordinated Note after reduction by payment from any and all sources and provided further that such excess, if any, shall be transferred to the Operating Account.

                  4.4 Credit Enhancement Fees. The Senior Notes Trustee and the Subordinated Note Holder agree that so long as no Default or Event of Default has occurred and is continuing and so long as the Authority is in compliance with the Liquidity Requirement, the Authority shall pay current installments of the Credit Enhancement Fee under the Loan Agreement to the Subordinated Note Holder out of the Operating Account. In the event a Default or Event of Default has occurred and is continuing or the Authority is not in compliance with the Liquidity Requirement, the Credit Enhancement Fee shall not be paid to the Subordinated Note Holder but shall be suspended until the Authority shall have made all payments of interest due under the Senior Notes, at which time the Authority shall pay all delinquent and then current installments of the Credit Enhancement Fee to the Subordinated Note Holder out of the Operating Account so long as the Liquidity Requirement remains satisfied following such payment.

                  4.5 Exception to Subordination. Notwithstanding anything contained herein to the contrary, in the event and to the extent the Subordinated Note Holder pays rent to Sprung Instant Structures, Inc. ("Sprung") under that certain Guaranty of Lease given by Subordinated Note Holder with respect to the Tribe's obligation to pay rent to Sprung pursuant to that certain Lease Agreement dated May 30, 2002, between Sprung as lessor and the Tribe as lessee, the Subordinated Note Holder shall be subrogated to the rights and interest of Sprung under the Lease Agreement in and to two sprung structures more particularly described in such Lease Agreement, which rights and interest shall be senior and prior to any security interest in such sprung structures in favor of the Senior Notes Trustee.

                  4.6 Independent Construction Consultant. Any certificates or reports issued to the Disbursement Agent or Trustee pursuant to the Cash Collateral and Disbursement Agreement shall be simultaneously delivered to the Subordinated Note Holder.

         5. Ownership and Assignment of Subordinated Note . The Subordinated Note Holder represents and warrants that it is the lawful owner of the Subordinated Note Claims and that no part thereof has been assigned to or subordinated or subjected to any other security interest in favor of anyone other than the Senior Notes Trustee (for the benefit of the Senior Note Holders); provided, however, that the Subordinated Note Holder has prior to the date hereof pledged the Subordinated Note to a third party lender ("Pledgee") to secure certain payment obligations of Subordinated Note holder to Pledgee. The Senior Notes Trustee and the Subordinated Note Holder agree that the Subordinated Note Holder may not assign, or subject to any security interest all or any portion of the Subordinated Note or any interest therein in favor of any person or entity other than Pledgee, without the prior written consent of the Senior Notes Trustee in each instance, such consent not to be unreasonably withheld.

         6. Legend. Each instrument evidencing any Subordinated Note Claim, including, without limitation, the Subordinated Note, shall contain the following legend conspicuously noted on the face thereof: "THIS NOTE AND THE RIGHTS OF ANY HOLDER OF THIS NOTE ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT DATED AS OF NOVEMBER 7, 2003, BY AND AMONG U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE UNDER THAT CERTAIN SENIOR NOTES INDENTURE DATED CURRENTLY THEREWITH, DRY CREEK CASINO, LLC, RIVER ROCK ENTERTAINMENT AUTHORITY, A WHOLLY OWNED UNINCORPORATED INSTRUMENTALITY OF THE DRY CREEK RANCHERIA BAND OF POMO INDIANS (THE "TRIBE"), AND THE TRIBE PURSUANT TO WHICH THIS NOTE AND SUCH RIGHTS ARE MADE EXPRESSLY SUBORDINATE TO THE RIGHTS OF THE SENIOR NOTES TRUSTEE AND THE SENIOR NOTE HOLDERS (EACH AS DEFINED THEREIN). EACH HOLDER OF THIS NOTE, BY ACCEPTANCE HEREOF, AGREES TO BE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT" and shall specifically state that a copy of this Agreement is on file with the Authority and is available for inspection at the Authority's offices.

         7. Obligations of Authority and Tribe Absolute. Nothing contained herein shall impair, as between the Authority and the Tribe and the holder of any Subordinated Note Claim only, the obligation of the Authority and the Tribe to pay to the holder thereof all amounts payable in respect of such Subordinated Note Claim as and when the same shall become due and payable in accordance with the terms thereof, or, except as expressly provided herein, prevent the holder of any Subordinated Note Claim from exercising all rights, powers and remedies otherwise permitted by applicable law or upon a default or event of default under a Subordinated Note Claim or any documents or agreements related thereto, all subject to the rights of the holders of the Senior Note Obligations as set forth in this Agreement.

         8. Termination of Agreement. This Agreement shall terminate automatically upon payment in full in immediately available funds of the Senior Note Obligations.

         9. Governing Law; Jurisdiction; Governing Law Provisions.

                  9.1 Governing Law Provisions. THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE AUTHORITY, THE TRIBE, AND THE TRUSTEE AGREE THAT THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING THE EXECUTION OF THIS AGREEMENT, THE LENDING OF MONEY AND THE ISSUANCE OF THE SENIOR NOTES, OCCURRED OUTSIDE THE TRIBE'S RESERVATION, IN THE STATE OF NEW YORK.

                  9.2 Waiver of Sovereign Immunity. Each of the Authority and the Tribe unconditionally and irrevocably waives its sovereign immunity, and the sovereign immunity of each subdivision, agency, department, board, committee, commission, instrumentality or entity wholly-owned or wholly-controlled, directly or indirectly, by the Tribe from any suit, action, proceeding or legal process of any nature, and any and all defenses based thereon, with respect to any claim, demand, dispute, action or cause of action related or incidental to this Agreement, the Senior Notes or the Collateral Documents including the offer or sale of the Senior Notes, whether now existing or hereafter arising and whether sounding in tort, contract, or otherwise (collectively "Permitted Claims"). Such waiver extends (i) to permit the interpretation, enforcement and the seeking of legal or equitable relief and remedies (whether through an award or granting of specific performance, injunction, mandamus, damages or otherwise) through judicial proceedings and other legal process as hereinafter provided, and (ii) to permit judicial actions in any of the Applicable Courts (as defined below) to compel, enter judgment upon, enforce, modify or vacate any award or interim injunctive relief related to such arbitration authorized in this Section 13; provided, however, such waiver shall be subject to the following limitations: (a) no Person may seek enforcement or recover any damages as a result of such waiver against any property or rights of the Authority or the Tribe, except as against Gaming Assets and Gaming Assets distributed to the Tribe in contravention of the Indenture; (b) no Person will be entitled to enforce such waiver except the Trustee, holders of the Senior Notes, Persons entitled to be indemnified under this Agreement, and the successors and assigns of the Trustee and such holders and Persons (each, a "Permitted Party"); (c) no Person shall be entitled to assert a claim because of such waiver except a Permitted Claim; (d) claims permitted by such waiver may be brought only in the Applicable Courts or in arbitration proceedings as described below; and (e) all Permitted Claims shall be interpreted and subject to the internal law of the State of New York.

                  9.3 Waiver of Tribal Court. Each of the Authority and the Tribe unconditionally and irrevocably waives the jurisdiction and right of any tribal court or forum, now or hereafter existing or created, to hear or resolve any Permitted Claim. Each of the Authority and the Tribe unconditionally and irrevocably waives the application of any rule or doctrine relating to the exhaustion of tribal remedies, abstention or comity that might otherwise require or permit a Permitted Claim to be heard or resolved (either initially or finally) in a tribal court or other tribal forum.

                  9.4 Jurisdiction. Each of the Authority and the Tribe irrevocably consents to arbitration as described below and for the resolution and enforcement of Permitted Claims and actions permitted by the waivers described above, to the following courts (the "Applicable Courts"); (a) the United States District Court for the Southern District of New York and all courts to which any appeal therefrom may be available; (b) any court of the State of New York and all courts to which any appeal therefrom may be available; and (c) any court or other forum of the Tribe (to the extent that a Permitted Party has commenced or consented to an action in such court or forum).

                  9.5 Arbitration. At the election of the Trustee, any Permitted Claims must be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA"), as modified by this Agreement. An arbitration proceeding may be commenced only by the Trustee, or to the extent remedies may be enforced directly by a holder of Senior Notes, by the holder upon the filing with the AAA of a Statement of Claim (within the meaning of the AAA rules) and serving a copy thereof on the Authority and the Tribe. A single arbitrator shall hear the Permitted Claim, and shall be selected in accordance with the rules of the AAA. No person shall be eligible to serve as an arbitrator if the person is related to, affiliated with or has represented in a legal capacity any party to the arbitration proceeding or any party to this Agreement. The arbitrator shall be an attorney admitted to practice and in good standing before the highest court of a state, who is experienced in advising clients in connection with commercial borrowings or the issuance of debt securities. Any party shall be permitted to engage in any discovery permitted under the rules of the AAA. However, all discovery shall be completed within 90 days following the initial filing of the Statement of Claim. The hearing on the arbitration must be held in the City of Los Angeles, California, and commence and be completed no more than 30 days after the close of discovery, and the arbitrator shall render an award in writing within 30 days of the completion of the hearing, which shall contain findings of facts and conclusions of law. Any arbitrator appointed hereunder may award interim injunctive relief before the final arbitration award. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator.

                  9.6 Service of Process. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any proper court.

                  9.7 Non-Impairment. Neither the Authority nor the Tribe nor any of their Affiliates will: (a) adopt, enact, promulgate or otherwise place into effect any law or legal requirement that impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of another party hereunder or their successors and assigns (it being understood and agreed that any such law or legal requirement that is adopted, enacted, promulgated or otherwise placed into effect without the prior written consent of any affected party, successor or assign shall be void and of no effect); or (b) demand, impose or receive any tax, charge, assessment, fee or other imposition or impose any regulatory or licensing requirement against a party, their successors or assigns, except in connection with licensing required by the Compact entered into between the Tribe and the State of California, as amended from time to time.

                  9.8 IGRA Savings Provisions. It is not the intent of the parties hereto that this Agreement, whether considered alone, or together with any other one or more documents, constitute a management contract within the meaning of IGRA. Accordingly, to the extent any reasonable basis exists therefore, each and every provision hereof shall be interpreted in a manner that does not cause this Agreement to constitute a management contract, whether considered alone, or together with any other one or more documents. In no event shall any provision of this Agreement be applied, or deemed in effect or enforceable, to the extent such provision allows any action or influence by the Trustee or any other person that constitutes management of gaming in violation of IGRA. Notwithstanding any other provision herein, if any term or condition herein should cause this Agreement, alone, or together with any one or more other documents, to constitute a management contract within the meaning of IGRA, such provision shall be null and void without any further force and effect, with all other provisions not similarly null and void remaining in full force and effect. This Section shall survive as an agreement separate and apart from the remainder of this Agreement in the event of any determination that any provision of this Agreement causes the Agreement to constitute a management contract within the meaning of IGRA.

         10.      Miscellaneous.

                  10.1 Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

                  10.2 Invalidity. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties' intent.

                  10.3 Assignment. This Agreement is personal to the parties hereto and, except as expressly permitted under Section 5, the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

                  10.4 Time. Time is of the essence of each provision of this Agreement.

                  10.5 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  10.6 Entire Agreement; Amendments. This Agreement, together with the Senior Notes Indenture and the Collateral Documents, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties (other than the Authority and the Tribe).

                  10.7 Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either: (a) on the day of hand delivery; or (b) on the day sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, or via facsimile, addressed as follows:

                  To the Senior Notes Trustee:

                           U.S. Bank National Association
                           60 Livingston Avenue
                           St. Paul, Minnesota 55107-3913
                           Attention:  Corporate Trust Department
                           Telephone: (651) 495-3913
                           Facsimile: (651) 495-8097

                  To the Subordinated Note Holder:

                           Dry Creek Casino, LLC
                           c/o Nevada Gold & Casinos, Inc.
                           3040 Post Oak Boulevard, Suite 675
                           Houston, Texas  77056
                           Attention:  Chris Domijan
                           Telephone:  (713) 621-2245
                           Facsimile:  (713) 621-6919

                  To the Authority and the Tribe:

                           River Rock Entertainment Authority
                           3250 Highway 128 East
                           Geyserville, California 95441
                           Attention:  Tribal Chairperson
                           Telephone:  (707) 857-2777
                           Facsimile:  (707) 857-2726

or at such other address as the specified entity most recently may have designated in writing in accordance with this Section to the others.

                  10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  10.9 Right to Consult Counsel. The Senior Notes Trustee may, if it deems necessary or appropriate, consult with and be advised by counsel in respect of their duties hereunder. The Senior Notes Trustee shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as the Senior Notes Trustee hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel. The Authority agrees to pay all such reasonable counsel fees.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION,
as the Senior Notes Trustee

By:  /s/ Frank Leslie
     ---------------------------
     Name:  Frank Leslie
     Title: Vice President

DRY CREEK CASINO, LLC

By:  /s/ H.T. Winn
     ---------------------------
     Name: H.T. Winn
     Title: Manager

RIVER ROCK ENTERTAINMENT AUTHORITY

By:  /s/ Elizabeth Elgin DeRouen
     ---------------------------
     Name: Elizabeth DeRouen
     Title: Chairperson

THE DRY CREEK RANCHERIA BAND OF POMO INDIANS

By:  /s/ Elizabeth Elgin DeRouen
     ---------------------------
     Name: Elizabeth DeRouen
     Title: Chairperson